Exhibit 99.1
Vacasa Announces New Board Nominee

PORTLAND, Ore. (April 13, 2023) — Vacasa, Inc. (Nasdaq: VCSA), North America’s leading vacation rental management platform, today announced that director Eric Breon has decided not to stand for re-election at the end of his current term.

Breon, who founded Vacasa in 2009, has served on the Company’s board of directors as the director designee of his controlled affiliate, Mossytree Inc., since December 2021.

Mossytree Inc. has selected Kimberly White, a former employee of the Company, to serve as its designee on the Company’s board of directors, subject to her election as a director at the Annual Meeting, expected to occur on or about May 23, 2023.
“It has been over three years since I stepped down as CEO of Vacasa, but I have remained closely involved with the Company since then. I know that the Company is in great hands with Rob Greyber as CEO, which gives me the opportunity to step back and focus on other interests. I am excited to see Vacasa continue executing against the massive opportunity in vacation rentals and be a driver of positive change in the industry,” said Breon. “Kimberly was part of the initial Vacasa team and worked at the Company for over ten years. She has a unique appreciation of the needs of Vacasa’s homeowners, guests, and employees, and the operational complexities involved in delivering on them, which I believe will be a great asset to the board.”

“The board and myself extend a heartfelt thank you and congratulations to Eric on his success in building Vacasa and helping it become, by far, the leading vacation rental management platform in North America,” said Jeff Parks, Chairman of Vacasa’s board of directors and Co-founder and Managing Partner of Riverwood Capital. “We look forward to welcoming Kimberly to the board of directors.”
About Vacasa
Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes across more than 500 destinations in the United States, Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo.
For more information, visit https://investors.vacasa.com.
Investor Relations Contact
ir@vacasa.com
Press Contact
pr@vacasa.com